Exhibit 5.1
to Registration Statement

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre,  L.L.P.]

October 9, 2002

CenturyTel, Inc.

100 CenturyTel Drive

Monroe, Louisiana  71203

Re:	Registration Statement on Form S-4
$500,000,000 aggregate principal amount of
7.875% Senior Notes, Series L, due 2012

Ladies and Gentlemen:

            We have acted as special counsel to CenturyTel, Inc. ("CenturyTel") in connection with the preparation of CenturyTel's registration statement on Form S-4 (the "Registration Statement"), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to CenturyTel's offer to exchange (the "Exchange Offer") up to $500 million aggregate principal amount of CenturyTel's registered 7.875% Senior Notes, Series L, due 2012 (the "Exchange Notes") for a like principal amount of CenturyTel's outstanding unregistered 7.875% Senior Notes, Series L, due 2012 (the "Outstanding Notes").  The Exchange Notes will be issued under an Indenture, dated as of March 31, 1994, as supplemented, between CenturyTel and Regions Bank, as trustee (the "Indenture").

            In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and are relying upon the truth and accuracy of the statements, covenants, representations and warranties set forth therein: (i) the Registration Statement; (ii) the Indenture; (iii) a form of certificates representing the Exchange Notes; (iv) minutes from the meetings of the Board of Directors of CenturyTel held on February 22, 1994 and February 26, 2002 and resolutions adopted by the Special Pricing Committee of the Board of Directors of CenturyTel on August 20, 2002; (v) CenturyTel's amended and restated articles of incorporation and CenturyTel's bylaws, as amended, each as certified to our satisfaction, and (vi) certain certificates, documents and other instruments delivered prior to the date hereof in connection with the issuance of the Outstanding Notes, including, without limitation, certain opinions and certificates delivered to the initial purchasers of the Outstanding Notes and certificates and orders relating to the authentication and delivery of the Outstanding Notes.  We have also, without independent investigation or verification, relied upon factual representations made by CenturyTel during the course of our representation and upon such other documents, records, certificates and other instruments, including certificates or other written or oral advice of officers of CenturyTel, as we considered necessary or appropriate in connection with rendering the opinions expressed below.

            In our examination of such documents, we have assumed without independent verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto other than CenturyTel and is enforceable against such parties in accordance with the terms thereof, (ii) the authenticity of all documents and instruments submitted to us as originals, (iii) the conformity to the originals of all documents and instruments submitted to us as conformed, certified or photostatic copies, (iv) the accuracy and completeness of all corporate records made available to us by CenturyTel, (v) the absence of any other documents, instruments, records, agreements or understandings that alter, modify or change in any way the terms of the Indenture or the Exchange Notes, or the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us, (vi) the genuineness of all signatures on all documents and instruments examined by us and (vii) the power and legal capacity of all persons (other than CenturyTel) who have executed documents reviewed by us hereunder.

            Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by CenturyTel and authenticated by the trustee therefore in accordance with the terms of the Indenture and (ii) duly issued and delivered against the receipt of Outstanding Notes surrendered in exchange therefore, and if a court of appropriate jurisdiction were to hold that the Exchange Notes were governed by and to be construed under the laws of the State of Louisiana, the Exchange Notes will constitute the legal, valid and binding obligations of CenturyTel, enforceable against CenturyTel in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally, (b) the enforceability thereof will be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity) and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (c) certain provisions contained in the Indenture and the Exchange Notes relating to remedies may be limited by public policy, equitable principles or other provisions of applicable laws, rules, regulations, court decisions or constitutional requirements.

            The foregoing opinions are subject to the following exceptions, qualifications, and comments:

            (a)        In connection with our foregoing opinions, we have assumed that neither the issuance and delivery of the Exchange Notes, nor the compliance by CenturyTel with the terms of the Exchange Notes, will violate any applicable law or regulation (including those relating to the regulation of communications companies) or will result in a violation of any provision of any instrument or agreement then binding upon CenturyTel, or any restriction imposed by any court or governmental body having jurisdiction over CenturyTel or its assets.

            (b)        We are members of the bar of the State of Louisiana and do not purport to be experts on the laws of any other jurisdiction.  The opinions rendered herein are specifically limited to currently applicable United States federal law and the laws of the State of Louisiana, in each case subject to paragraph (a) above and in each case solely as they relate to the opinions expressed herein.

            (c)        The foregoing opinion regarding the enforceability of the Exchange Notes is subject to the following exceptions, qualifications and comments:

            (i)         the possible unenforceability of provisions permitting modifications of an agreement only in writing;

            (ii)        the possible unenforceability of provisions that the terms of an agreement are severable;

            (iii)       the effect of laws requiring mitigation of damages;

            (iv)       the effect and possible unenforceability of contractual provisions providing for choice of governing law;

            (v)        the possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy;

            (vi)       the possible unenforceability of waivers or advance consents that have the effect of waiving a party's unmatured rights;

            (vii)      the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; and

            (viii)      the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

            (d)        All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change.  We assume no obligation to update or supplement this letter or the opinions given herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws or interpretations thereof which may hereafter occur.

            (e)        Except as to the matters, documents and transactions specifically addressed herein, we express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

            This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the Securities and Exchange Commission.

                                                                        Very truly yours,

                                                                        Jones, Walker, Waechter, Poitevent,

                                                                        Carrère & Denègre, L.L.P.

                                                                        By:           /s/ Kenneth J. Najder

                                                                                    Kenneth  J. Najder

                                                                                    Partner